Exhibit 99.1
Harris Corporation First Quarter Revenue Increases 11%;
Net Income Increases 18%
MELBOURNE, Florida, October 29, 2008 — Harris Corporation (NYSE:HRS) reported revenue of $1.37 billion in its fiscal quarter ended September 26, 2008, an increase of 11 percent compared to $1.23 billion in the prior-year quarter. Net income in the first quarter of fiscal 2009 was $119 million, or $.88 per diluted share, compared to net income of $100 million, or $.73 per diluted share, in the prior-year quarter. Net income in the first quarter included pre-tax charges of $9 million for previously announced cost-reduction actions and $8 million for an impairment related to AuthenTec, Inc. securities.
“Our strong momentum continued in the first quarter, with double-digit organic revenue and earnings growth,” said Howard L. Lance, chairman, president and chief executive officer. “Each of our business segments delivered higher revenue, as our investments in new products, new capabilities, and international expansion are allowing us to serve a broad and diversified list of global customers.
“In addition, our financial position remains very strong. We ended the first quarter with $345 million of cash and short-term investments; we have no long-term debt maturing until 2016; we have a new five-year, $750 million revolving credit facility; and we continue to expect to generate $650 million to $700 million in cash flow from operations this fiscal year. Harris is in an excellent position to weather the current financial crisis and continue to execute our tactical and strategic plans.”
RF Communications
First quarter revenue in the RF Communications segment was $415 million, an increase of 31 percent compared to $317 million in the prior-year quarter. Operating income was $142 million, an increase of 28 percent compared to $111 million in the first quarter of fiscal 2008. Operating margin was excellent at 34.2 percent of revenue.
Revenue was higher in both U.S. and international markets. International revenue growth accelerated and represented over 35 percent of total revenue in the first quarter, compared to 27 percent of revenue for all of fiscal 2008. International revenue in the first quarter was driven by major deliveries to Iraq, the Philippines, Norway, Poland, Pakistan, the United Arab Emirates, Algeria, Romania, Brunei, the United Kingdom, the Republic of Georgia, Macedonia, and Saudi Arabia. International revenue growth is expected to remain strong throughout fiscal year 2009 and beyond, as U.S. allies implement defense communications modernization programs.
Good orders momentum in the segment continued in the first quarter. Orders are expected to accelerate in the second quarter and be above revenue for fiscal 2009. Strong worldwide demand for tactical radio systems continues to be driven by on-going modernization programs, force restructuring and expansion, increased interoperability requirements, and requirements for more versatile and adaptable communication systems.
New orders reflected success in penetrating an increasingly diverse customer base with a wide variety of products. Harris received $98 million in orders from the U.S. Army to provide Falcon II® high-frequency (HF) tactical radios, which enable communications across long distances, over mountainous terrain, and in urban environments. Harris received $60 million in orders from a customer in the Middle East for Falcon II HF and multiband tactical radios, and $36 million in orders from a customer in Central Asia for integrated communications systems incorporating a wide range of products, including Falcon II HF and VHF tactical radios as well as new products including Falcon Watch™ remote surveillance systems and RF-7800W high-capacity line-of-sight (HCLOS) radios. Also during the quarter, Harris received orders from an expanding list of other international customers including Estonia, Belize, Ukraine, Kazakhstan, Kyrgyzstan, Djibouti, Ethiopia, Uganda, Kenya, Indonesia, and France.

Customer demand is building for the new Falcon III® multiband manpack radio (AN/PRC-117G), the first JTRS-approved wideband/narrowband tactical radio. Orders for the 117G were received from a number of new and repeat customers including the U.S. Special Operations Command, U.S. Air Force, U.S. Marine Corps, and U.S. Coast Guard. During the quarter, the Falcon III 117G manpack received a number of additional technical certifications and achieved “JTRS-approved” status.
Customers are using the 117G for a broad range of ground, airborne and SATCOM applications. New applications include surveillance sensor reception, air defense systems, and use in Unmanned Aerial Vehicles and other light reconnaissance aircraft. Based on customer feedback regarding the increased power, flexibility, small footprint, and networking capabilities of the Falcon III multiband manpack, Harris expects customers will continue to find additional applications for the new radio.
Work continues on further enhancements to the Falcon III product family. At the recent annual meeting of the Association of the U.S. Army (AUSA), Harris demonstrated a four-channel Falcon III multiband vehicular radio system designed to meet requirements of the JTRS radio program. This modular, cost-effective radio system can be configured in two-, three-, and four-channel variants covering a wide range of vehicular applications.
In another new product launch, Harris has introduced the RF-7800B Broadband Global Area Network (BGAN) terminal. The RF-7800B provides high-performance satellite communications connectivity for beyond line-of-sight, SATCOM-on-the-move, and SATCOM-at-the-quick-halt applications. These ruggedized SATCOM terminals are designed to military standards for operations in harsh environments.
Government Communications Systems
The Government Communications Systems segment — including the Defense Programs, National Intelligence Programs, Civil Programs, and IT Services businesses — reported first quarter revenue of $609 million, compared to $604 million in the prior-year quarter. The fiscal 2008 first quarter benefited from $22 million of non-recurring products and services revenue under the Patriot IT services program for the NRO (National Reconnaissance Office). Operating income in the first quarter was $66 million, compared to $64 million in the prior-year quarter. Operating margin was 10.9 percent in the quarter.
Segment programs that contributed to higher revenue in the first quarter included the FDCA (Field Data Collection Automation) program for the U.S. Census Bureau, several classified programs, the Global Geospatial Intelligence (GGI) program for the National Geospatial-Intelligence Agency (NGA), avionics shipments for the F-35 Joint Strike Fighter program, and the NETCENTS IT services program for the U.S. Air Force. Other revenue decreases resulted from the successful completion of the FAA Voice Switching and Control Systems (VSCS) refurbishment phase and completion of the MAF/TIGER program for the Census Bureau.
During the quarter, Harris was awarded new classified programs with a combined value of more than $110 million. In addition, Harris received a $53 million contract modification by the U.S. Navy to supply Ku-band Common Data Link (CDL) Hawklink systems for the MH-60R helicopter. Also in the quarter, Harris was awarded a $20 million contract as part of the Networx telecommunications contract to modernize the radio infrastructure for the FBI in the western half of the U.S.
Harris recently announced that its new Highband Networking Radio™ system will be deployed to the U.S. Army 101st Airborne Assault Division 2nd Brigade Combat Team in Baghdad. This is the first combat deployment of the new radio system, which will provide secure, high-bandwidth, on-the-move communications among users of widely dispersed local area networks, allowing seamless communication of voice, video and data to all levels of command.

In a new business area, Harris was awarded a one-year, $14 million contract to develop and implement the U.S. Department of Defense Military Health System global Healthcare Artifact and Image Management Solution (HAIMS). Harris will develop a multi-hospital military health network with image-sharing capabilities. The contract has four single-year incentive options.
Following the close of the quarter, the Harris National Intelligence Programs business was awarded more than $180 million in contracts to provide ground processing and communications systems for classified programs. In addition, Harris was awarded a $140 million order under a new multi-vendor, five-year IDIQ (Indefinite Delivery Indefinite Quantity) contract to provide systems integration and IT services to the NGA under the agency’s Applied IT Solutions (AITS) contract. Also after the quarter close, Harris was awarded a potential $37 million contract modification by the U.S. Navy Space and Naval Warfare Systems Command to supply multiband shipboard satellite communications terminals for the Arleigh Burke class of guided missile destroyers.
Broadcast Communications
First quarter revenue in the Broadcast Communications segment was $158 million, an 8 percent increase compared to $147 million in the prior-year quarter. Sales of Transmission Systems increased at double-digit rates in the first quarter, driven by the over-the-air digital TV rollout in U.S. markets. The continuing global broadcast and media transition to digital and HD (high definition) operations drove higher year-over-year revenue for Infrastructure and Networking Solutions, including multiviewers and video networking equipment. Media and Workflow revenue was slightly lower than in the prior-year quarter, with stronger sales of server products offset by lower sales of automation and software systems.
Operating income in the first quarter of fiscal 2009 was $5 million and included $4 million in charges for cost-reduction actions expected to improve future operating performance. In addition to headcount reductions and facilities consolidation actions in the first quarter, additional initiatives focused on supply chain and operations cost reductions to improve gross margins. The segment continues to redirect spending to support expansion in growing international markets in the Middle East, Asia Pacific, Eastern Europe, and Latin America.
Harris is localizing more sales and marketing resources in international markets and has also announced a number of products which are optimized for international applications. Key international new products include the NEXIO AMP™ advanced media platform — the first video server to offer 1080p HD; the new Maxiva™ digital transmitter family — which boasts the lowest power utilization of any transmitter on the market; and the innovative InfoCaster™ digital signage solution.
The Harris ONE™ solution for interoperable workflow is having excellent success in international markets. Harris is uniquely capable of providing IT-centric, file-based workflows; broadcast technology for plant infrastructure; transmission competencies; and the media software to tie it all together. Significant Harris ONE solution orders in the quarter included Southern Cross Broadcasting in Australia, Guam Educational Telecommunications Corporation, the Czech Republic’s Barrandov Studios, TV2 Denmark, ProSiebenSat.1 Produktion in Munich, Germany, PowerTurk, and Abu Dhabi Media Company. Additional international orders came from customers in China, Taiwan, India, and Vietnam.
Other significant orders in the quarter included systems for major U.S. broadcast and telecommunication companies. In addition, Harris is providing the NBA’s 29 arenas with NEXIO™ HD servers, which will be used for editing game highlights. For Canadian network CTV, Harris is providing multiple Inscriber G7™ HD graphics systems to be networked together for multiple newsrooms throughout the country. In Las Vegas, Harris is providing its new InfoCaster™ digital signage systems to drive broadcast-quality graphics and live video/audio content to more than 150 screens throughout World Market Center Las Vegas, a dynamic new venue for the home and hospitality furnishings industry.

Harris Stratex Networks, Inc.
Harris Stratex Networks revenue for the first quarter of fiscal 2009 was $196 million, an increase of 14 percent compared to $172 million in the prior-year quarter. Revenue increased 5 percent compared to sequential fourth quarter revenue of $187 million. Segment operating income was $8 million, which included $3 million of restructuring charges. Harris Stratex Networks (NASDAQ:HSTX) is a 56 percent majority-owned subsidiary of Harris.
The company reported good year-over-year growth in North America microwave revenue and strong double-digit growth in International microwave revenue. Strong year-over-year and sequential revenue growth was achieved in Africa and in the combined Latin America and Asia Pacific regions. Revenue improvement was driven in large part by the continuing success of the company’s Eclipse™ IP product platform. The company has significantly increased the percent of product sales that is now attributed to higher-capacity IP-capable products. Market demand for microwave systems continues to be driven by the transition to IP networks, the evolution to 4G technologies, and wireless network infrastructure expansion in emerging regions of the world.
Outlook
Harris reconfirmed its earnings guidance for fiscal 2009 in a range of $4.05 to $4.15 per diluted share. Fiscal 2009 earnings guidance represents a year-over-year increase of 19 to 22 percent, compared to non-GAAP earnings in fiscal 2008. Revenue in fiscal 2009 is expected to increase by 8-10 percent compared to fiscal 2008. A reconciliation of GAAP to non-GAAP financial measures is provided in Table 7 along with the accompanying notes.
Harris will host a conference call today at 4:30 p.m. Eastern Time (ET) to discuss its first quarter fiscal 2009 financial results. The dial-in number for the teleconference is (913) 905-1087 and the access code is 5419433. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Harris encourages you to listen via web cast, which will be broadcast live at
www.harris.com/conference-call. A replay of the teleconference will be available beginning at 8:00 p.m. ET on October 29 and will run until midnight ET on Wednesday, November 5. To access the replay, please call (719) 457-0820, access code 5419433. A recording of the call will also be available on the Harris website beginning at 7:00 p.m. ET on October 29.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of $5.4 billion and 16,500 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications ® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including earnings per share for fiscal 2008, excluding the impact of costs associated with our acquisitions and integration costs associated with the formation of Harris Stratex Networks. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance.

In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (eight tables).
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2009; the potential value of contract awards; and statements regarding outlook, including expected revenue, orders and cash flow. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenue, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; the inability of our subcontractors to perform, or our key suppliers to deliver components or parts; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; changes in our effective tax rate that may have an adverse effect on our results of operations; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; general economic conditions in the markets in which we operate; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and our ability to attract and retain key employees. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’09 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended
	September 26,	September 28,
	2008	2007
	(In millions, except per share amounts)

Revenue from product sales and services	$1,367.7	$1,230.5

Cost of product sales and services	(928.4)	(849.6)
Engineering, selling and administrative expenses	(240.3)	(216.9)
Non-operating income (loss)	(8.1)	1.7
Interest income	1.7	2.0
Interest expense	(13.1)	(15.1)

Income before income taxes and minority interest	179.5	152.6
Income taxes	(61.4)	(52.8)
Minority interest in Harris Stratex Networks, Inc., net of tax	0.6	0.4

Net income	$118.7	$100.2

Net income per common share

Basic	$.89	$.76

Diluted	$.88	$.73

Cash dividends paid per common share	$.20	$.15

Basic weighted average shares outstanding	133.1	132.6
Diluted weighted average shares outstanding	134.4	137.9

Table 2
HARRIS CORPORATION
FY’09 First Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended
	September 26,	September 28,
	2008	2007
	(In millions)
Revenue
RF Communications	$415.2	$316.5
Government Communications Systems	609.1	603.9
Broadcast Communications	158.2	146.7
Harris Stratex Networks	195.8	172.3
Corporate eliminations	(10.6)	(8.9)

	$1,367.7	$1,230.5

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
RF Communications	$142.1	$110.8
Government Communications Systems	66.3	63.8
Broadcast Communications	5.3	10.4
Harris Stratex Networks	7.9	(1.0)
Unallocated Corporate expense	(18.9)	(18.6)
Corporate eliminations	(3.7)	(1.4)
Non-operating income (loss)	(8.1)	1.7
Net interest	(11.4)	(13.1)

	$179.5	$152.6

Table 3
HARRIS CORPORATION
FY’09 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Quarter Ended
	September 26,	September 28,
	2008	2007
	(In millions)
Operating Activities
Net income	$118.7	$100.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	42.5	41.9
Share-based compensation	9.0	10.2
Non-current deferred income taxes	(3.1)	7.0
Impairment of securities available-for-sale	7.6	—
Gain on the sale of securities available-for-sale	—	(2.1)
Minority interest in Harris Stratex Networks, Inc., net of tax	(0.6)	(0.4)
(Increase) decrease in:
Accounts and notes receivable	(121.4)	(8.7)
Inventories	(66.8)	(55.4)
Increase (decrease) in:
Accounts payable and accrued expenses	33.4	(52.1)
Advance payments and unearned income	(14.4)	(4.6)
Income taxes	35.9	18.2
Other	(3.3)	12.6

Net cash provided by operating activities	37.5	66.8

Investing Activities
Cash paid for acquired businesses	—	(1.5)
Additions of property, plant and equipment	(24.8)	(22.2)
Additions of capitalized software	(6.9)	(10.3)
Cash paid for short-term investments available-for-sale	(1.2)	(4.0)
Proceeds from the sale of short-term investments available-for-sale	1.8	9.3
Proceeds from the sale of securities available-for-sale	—	3.1

Net cash used in investing activities	(31.1)	(25.6)

Financing Activities
Proceeds from borrowings	78.5	2.2
Repayment of borrowings	(9.2)	(5.9)
Proceeds from exercise of employee stock options	5.3	16.5
Repurchases of common stock	(81.6)	(57.4)
Cash dividends	(26.9)	(20.6)

Net cash used in financing activities	(33.9)	(65.2)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.7)

Net decrease in cash and cash equivalents	(27.8)	(24.7)

Cash and cash equivalents, beginning of year	370.0	368.3

Cash and cash equivalents, end of quarter	$342.2	$343.6

Supplemental disclosure of noncash investing and financing activities
Common stock issued in exchange for 3.5% convertible debentures, due fiscal 2023	$—	$163.5

Table 4
HARRIS CORPORATION
FY’09 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 26,	June 27,
	2008	2008
	(In millions)
Assets

Cash and cash equivalents	$342.2	$370.0
Short-term investments	2.5	3.1
Marketable equity securities	3.8	19.3
Receivables	981.5	859.0
Inventories	677.2	610.4
Current deferred income taxes	121.0	117.2
Other current assets	73.1	67.7
Property, plant and equipment	482.9	482.2
Goodwill	1,538.2	1,547.3
Identifiable intangible assets	351.8	367.0
Other non-current assets	109.3	115.4

	$4,683.5	$4,558.6

Liabilities and Shareholders’ Equity

Short-term debt	$88.2	$8.5
Accounts payable	409.8	390.8
Compensation and benefits	172.8	181.6
Other accrued items	263.4	239.1
Advance payments and unearned income	131.9	146.4
Income taxes payable	60.9	22.9
Current portion of long-term debt	0.7	5.7
Non-current deferred income taxes	27.2	29.8
Long-term debt	827.9	831.8
Other long-term liabilities	96.5	97.7
Minority interest in Harris Stratex Networks, Inc.	330.7	330.3
Shareholders’ equity	2,273.5	2,274.0

	$4,683.5	$4,558.6

HARRIS CORPORATION
FY’09 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes and minority interest; income taxes; minority interest; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’09 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	September 26, 2008			September 28, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$1,367.7	$—	$1,367.7	$1,230.5	$—	$1,230.5

Cost of product sales and services (A)	(928.4)	—	(928.4)	(849.6)	0.8	(848.8)
Engineering, selling and administrative expenses(B)	(240.3)	—	(240.3)	(216.9)	8.1	(208.8)
Non-operating income (loss)	(8.1)	—	(8.1)	1.7	—	1.7
Interest income	1.7	—	1.7	2.0	—	2.0
Interest expense	(13.1)	—	(13.1)	(15.1)	—	(15.1)

Income before income taxes and minority interest	179.5	—	179.5	152.6	8.9	161.5
Income taxes	(61.4)	—	(61.4)	(52.8)	(2.2)	(55.0)
Minority interest in Harris Stratex Networks, Inc., net of tax	0.6	—	0.6	0.4	(2.8)	(2.4)

Net income	$118.7	$—	$118.7	$100.2	$3.9	$104.1

Net income per diluted common share	$.88	$—	$.88	$.73	$.03	$.76

Table 6
HARRIS CORPORATION
FY’09 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	September 26, 2008			September 28, 2007
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$415.2	$—	$415.2	$316.5	$—	$316.5
Government Communications Systems	609.1	—	609.1	603.9	—	603.9
Broadcast Communications	158.2	—	158.2	146.7	—	146.7
Harris Stratex Networks	195.8	—	195.8	172.3	—	172.3
Corporate eliminations	(10.6)	—	(10.6)	(8.9)	—	(8.9)

	$1,367.7	$—	$1,367.7	$1,230.5	$—	$1,230.5

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
RF Communications	$142.1	$—	$142.1	$110.8	$—	$110.8
Government Communications Systems (C)	66.3	—	66.3	63.8	0.6	64.4
Broadcast Communications	5.3	—	5.3	10.4	—	10.4
Harris Stratex Networks (D)	7.9	—	7.9	(1.0)	8.3	7.3
Unallocated Corporate expense	(18.9)	—	(18.9)	(18.6)	—	(18.6)
Corporate eliminations	(3.7)	—	(3.7)	(1.4)	—	(1.4)
Non-operating income (loss)	(8.1)	—	(8.1)	1.7	—	1.7
Net interest	(11.4)	—	(11.4)	(13.1)	—	(13.1)

	$179.5	$—	$179.5	$152.6	$8.9	$161.5

Table 7
HARRIS CORPORATION
Reconciliation of FY’08 GAAP EPS to Non-GAAP EPS
and
Reconciliation of FY’09 GAAP EPS Guidance to FY’08 GAAP and Non-GAAP EPS
(Unaudited)

		Guidance for
	Fiscal Year 2008	Fiscal Year 2009	Percent Growth

GAAP Earnings Per Diluted Share	$3.26	$4.05 to $4.15	24% to 27%
Charges associated with the combination with Stratex Networks, Inc. (E)	$0.11
Charges associated with the acquisition of Multimax Incorporated (F)	$0.01
Charges associated with the acquisition of Zandar Technologies plc (G)	$0.01

Non-GAAP Earnings Per Diluted Share	$3.39	$4.05 to $4.15	19% to 22%

Table 8
HARRIS CORPORATION
FY’09 First Quarter Summary
Comparison of Harris Stratex Networks Segment GAAP and Non-GAAP Operating
Income to that Reported by Harris Stratex Networks, Inc.
(Unaudited)

	Quarter Ended		Quarter Ended
	September 26, 2008		September 28, 2007
	As Reported by		As Reported by
		Harris Stratex		Harris Stratex
	Harris	Networks	Harris	Networks
	(In millions)

Operating Income(Loss) — As Reported (H)	$7.9	$6.8	$(1.0)	$—
Adjustments:
Stratex combination-related costs	—	0.6	8.3	8.3
Restructuring	—	3.3	—	—
FAS 123R expense	—	1.1	—	2.4
Other identifiable intangible amortization	—	3.2	—	3.6

Operating Income — Non-GAAP	$7.9	$15.0	$7.3	$14.3

HARRIS CORPORATION
FY’09 First Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter ended September 28, 2007 are due to the step up in fixed assets and integration costs associated with the combination between Stratex Networks, Inc. (“Stratex”) and our former Microwave Communications Division ($0.8 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended September 28, 2007 are due to the step up in fixed assets and integration costs associated with the Stratex combination ($7.5 million); and integration costs associated with the acquisition of Multimax Incorporated (“Multimax”) ($0.6 million).
Note C — Adjustments to our Government Communications Systems segment operating income for the quarter ended September 28, 2007 are due to integration costs associated with the acquisition of Multimax ($0.6 million).
Note D — Adjustments to our Harris Stratex Networks segment operating income (loss) for the quarter ended September 28, 2007 are due to the step up in fixed assets and integration costs associated with the Stratex combination ($8.3 million).
Note E — Adjustment for the $.11 per diluted share impact, after minority interest, of a step up in fixed assets and integration costs associated with the Stratex combination.
Note F — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Multimax.
Note G — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Zandar.
Note H — The difference between the GAAP operating income (loss) recorded during the quarter ended September 26, 2008 by us versus by Harris Stratex Networks, Inc. is due to $1.1 million of adjustments that were recorded by Harris Stratex Networks, Inc. in its quarter ended June 27, 2008 after we had filed our fiscal 2008 Form 10-K; therefore, we recorded these adjustments in our quarter ended September 26, 2008. The difference between the GAAP operating income (loss) recorded during the quarter ended September 28, 2007 by us versus by Harris Stratex Networks, Inc. is due to $1.0 million of adjustments that were recorded by Harris Stratex Networks, Inc. as part of a restatement that was filed on September 25, 2008.